UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012

REYNOLDS AMERICAN INC.

(Exact Name of Registrant as Specified in Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code 336-741-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

The information provided in Item 2.04 of this report is incorporated by reference into this Item 1.02.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Redemption of 7.250% Notes Due 2013

On November 2, 2012, Reynolds American Inc. (“RAI”) called for redemption the entire $625 million aggregate principal amount of its outstanding 7.250% notes due 2013 (the “7.250% Notes”). The date upon which the redemption price is expected to be paid to holders is December 3, 2012 (the “Redemption Date”).

The redemption price is equal to the greater of: (1) 100% of the principal amount of the 7.250% Notes; and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 7.250% Notes, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 7.250% Notes) plus 50 basis points, plus accrued and unpaid interest on the principal amount of the 7.250% Notes to the Redemption Date.

The 7.250% Notes were issued under RAI’s indenture dated May 31, 2006, as supplemented. Absent the redemption, the 7.250% Notes mature on June 1, 2013.

RAI expects to pay the redemption price with a portion of the proceeds of its recently completed public offering of $2.55 billion in senior notes.

Prepayment in Full of Term Loan

On October 31, 2012, RAI notified the administrative agent under its senior unsecured delayed draw term loan facility (the “Term Loan”) that, effective November 5, 2012, it was terminating the Term Loan, and prepaying all amounts outstanding under it, consisting of $550 million in current aggregate principal amount, plus accrued and unpaid interest. On November 5, 2012, RAI prepaid the Term Loan with a portion of the proceeds of its recently completed public offering of $2.55 billion in senior notes.

RAI entered into the Term Loan in February 2012, borrowed the maximum amount of $750 million in April 2012 and subsequently prepaid $200 million of that amount. RAI used the proceeds of the Term Loan for general corporate purposes, including to help pay at maturity certain existing notes that matured in 2012, to make annual payments under settlement agreements with various states resolving state health-care cost recovery claims and to purchase shares under RAI’s share repurchase program. Absent its earlier termination, the maturity date of the Term Loan would have been December 28, 2012.

The lenders and agents under the Term Loan, or their affiliates, are also lenders and/or agents under RAI’s senior unsecured revolving credit facility. Certain of these lenders and agents, together with their respective affiliates, are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the lenders and agents and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with RAI or its affiliates, for which they have received, or may in the future receive, customary fees and commissions. Without limiting the generality of the foregoing, certain of the Term Loan lenders and agents, or their respective affiliates, served as underwriters for RAI’s recently completed public offering of senior notes, portions of the proceeds of which were used to prepay the Term Loan and are being used to redeem the 7.250% Notes, as described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 6, 2012

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III

Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secretary

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